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                                                                   Exhibit b (4)


                            Amendment to the By-Laws
                                       of
                        Warburg, Pincus Value Fund, Inc.



         Pursuant to Article VIII of the By-Laws of Warburg, Pincus Value Fund,
            Inc., the name has changed to Warburg, Pincus Value II Fund, Inc.



Dated the 5th day of February, 2001